Exhibit 10.2

THE NASDAQ OMX GROUP, INC.

PERFORMANCE SHARE UNIT AGREEMENT

This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) between The NASDAQ OMX Group, Inc., a Delaware corporation (the “Company”), and [EMPLOYEE NAME] (the “Grantee”) memorializes the grant by the Management Compensation Committee of the Board of Directors of the Company (the “Committee”) on [GRANT DATE] (the “Grant Date”) of performance share units to the Grantee on the terms and conditions set out below.

RECITALS:

The Company has adopted The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. The Plan in relevant part provides for the issuance of stock-based awards that are subject to the attainment of performance goals as established by the Committee.

The Committee has determined that it is in the best interests of the Company and its shareholders to grant the performance share units provided for herein to the Grantee pursuant to the Plan and under the terms set forth herein as an increased incentive for the Grantee to contribute to the Company’s future success and prosperity.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of Performance-Based Award. The Company hereby grants to the Grantee [TARGET NUMBER OF SHARES] performance share units (the “Performance Share Units”), which Performance Share Units shall entitle the Grantee to receive up to [MAX NUMBER OF SHARES] Shares (or a lesser number of Shares, or no Shares whatsoever), subject to the terms and conditions set forth in this Agreement and the Plan. (A complete copy of the Plan, as in effect on the date of grant, is available to the Grantee upon request.). Shares corresponding to the Performance Share Units granted herein are in all events to be delivered to the Grantee only after the Grantee has become vested in the Performance Share Units pursuant to Section 4, below.

2. Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2012 and ending on December 31, 2012.

3. Performance Goal.

(a) Subject to the following sentence, the Performance Goal is set out in Appendix A hereto, which Appendix A is incorporated by reference herein and made a part hereof. Notwithstanding the foregoing, the provisions of Section 13 or any other provision of

A-1

this Agreement to the contrary, the Committee reserves the right to unilaterally change or otherwise modify the Performance Goal in any manner whatsoever (including substituting a new Performance Goal), but only to the extent that the Committee has first determined that the exercise of such discretion would not cause the Performance Share Units to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Committee exercises such discretionary authority to any extent, the Committee shall provide the Grantee with a new Appendix A in substitution for the Appendix A attached hereto, and such new Appendix A and the Performance Goal set out therein (rather than the Appendix A attached hereto and the Performance Goal set out therein) shall in all events apply for all purposes of this Agreement.

(b) Depending upon the extent, if any, to which the Performance Goal has been achieved, and subject to compliance with the requirements of Section 4, each Performance Share Unit shall entitle the Grantee to receive, at such time as is determined in accordance with the provisions of Section 5, between 0 and 1.5 Shares for each Performance Share Unit. The Committee shall, as soon as practicable following the last day of the Performance Period, certify (i) the extent, if any, to which, in accordance with Appendix A, the Performance Goal has been achieved with respect to the Performance Period and (ii) the number of whole and/or partial Shares, if any, which, subject to compliance with the vesting requirements of Section 4, the Grantee shall be entitled to receive with respect to each Performance Share Unit (with such number of whole and/or partial Shares being hereafter referred to as the “Share Delivery Factor”). Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

4. Vesting of Performance Share Units.

(a) The Performance Share Units are subject to forfeiture to the Company until they become non-forfeitable in accordance with this Section 4. Except as provided in the following sentence, (i) the risk of forfeiture will lapse on the first one-third of the Performance Share Units, and such Performance Share Units shall thereupon become vested, only if the Grantee remains employed by the Company through and on December 31, 2013; (ii) the risk of forfeiture will lapse on the second one-third of the Performance Share Units, and such Performance Share Units shall thereupon become vested, only if the Grantee remains employed by the Company through and on December 31, 2014; and (iii) the risk of forfeiture will lapse on the remaining Performance Share Units, and such Performance Share Units shall thereupon become vested, only if the Grantee remains employed by the Company through and on December 31, 2015 (collectively with December 31, 2013 and December 31, 2014, each a “Vest Date”). Notwithstanding the foregoing, if the Grantee’s employment with the Company terminates by reason of death prior to December 31, 2015, the risk of forfeiture shall lapse on all Performance Share Units, and all unvested Performance Share Units shall thereupon become vested on the date of death (or, if later, on the date, following the end of the Performance Period on which the Committee determines whether, and to what extent the Performance Share Units are earned in accordance with Section 3(b) of this Agreement). In the event that (i) the Company terminates the Grantee’s employment with the Company for any reason prior to a Vest Date or (ii) the Grantee terminates employment with the Company for any reason (other than death) prior to such date, all unvested Performance Share Units shall be cancelled and forfeited, effective as of the Grantee’s separation from service.

5. Delivery of Shares. As soon as practicable following the applicable Vest Date, and compliance with all applicable tax withholding as described in Section 11 hereof, but in no event later than two and one-half months after the end of the calendar year in which the Vest Date occurs, the Company shall instruct the registrar for the Company to make an entry on its books and records evidencing that the Shares underlying such vested Performance Share Units have been duly issued as of that date; provided, however, that the Grantee may, in the alternative, elect in writing prior thereto to receive a stock certificate representing the full number of Shares acquired, which certificate may bear a restrictive legend prohibiting the transfer of such Shares for such period as may be prescribed by the Company. The Company shall not be liable to the Grantee for damages relating to any delays in issuing the certificates. The underlying Shares may be registered in the name of the Grantee’s legal representative or estate in the event of the death of the Grantee. In the event of the acceleration of the lapse of forfeiture restrictions upon the death of the Grantee as contemplated by Section 4(a) of this Agreement, this process shall occur as soon as possible following such vesting date, but in no event later than two and one-half months after the end of the calendar year in which such vesting date occurs.

6. Tax Consequences. The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s alternatives under Section 83(b) of the Code in connection with the award, earning or vesting of the Performance Share Units and the delivery of Shares in connection therewith.

7. Transferability.

(a) Except as provided below, or except to the minimal extent required by law, the Performance Share Units are nontransferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer, by will or the laws of descent and distribution (or upon such transfer required by law), the transferee shall hold such Performance Share Units subject to all the terms and conditions that were applicable to the Grantee immediately prior to such transfer. Notwithstanding the foregoing, the Grantee may transfer any vested Performance Share Units to members of his immediate family (defined as his spouse, children or grandchildren) or to one or more trusts for the exclusive benefit of such immediate family members or partnerships in which such immediate family members are the only partners if the transfer is approved by the Committee and the Grantee does not receive any consideration for the transfer. Any such transferred portion of the Performance Share Units shall continue to be subject to the same terms and conditions that were applicable to such portion of the Performance Share Units immediately prior to transfer (except that such transferred Performance Share Units shall not be further transferable by the transferee). No transfer of a portion of the Performance Share Units shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions hereof.

(b) Upon any transfer by will or the laws of descent and distribution (or upon any such transfer required by law), such transferee shall take the Performance Share Units and the Shares delivered in connection therewith (the “Transferee Shares”) subject to all the terms and conditions that were (or would have been) applicable to the Performance Share Units and the Transferee Shares immediately prior to such transfer.

8. Rights of Grantee. Prior to the delivery, if any, of Shares to the Grantee pursuant to the provisions of Section 5, the Grantee shall not have any rights of a shareholder of the Company on account of the Performance Share Units.

9. Unfunded Nature of Performance Share Units. The Company will not segregate any funds representing the potential liability arising under this Agreement. The Grantee’s rights in respect of this Agreement are those of an unsecured general creditor of the Company. The liability for any payment under this Agreement will be a liability of the Company and not a liability of any of its officers, directors or Affiliates.

10. Securities Laws. The Company may condition delivery of Shares for any vested Performance Share Units upon the prior receipt from the Grantee of any undertakings which it may determine are required to assure that the Shares are being issued in compliance with federal and state securities laws

11. Withholding. The Grantee shall pay to the Company promptly upon request, and in any event, no later than at the time the Company determines that the Grantee will recognize taxable income in respect of the Performance Share Units, an amount equal to the federal, state, local or foreign taxes the Company determines it is required to withhold with respect to the Performance Share Units. Such payment shall be made in the form of (i) cash, (ii) delivery of Shares already owned for at least six months, (iii) net settling with the Company that portion of the Shares otherwise to be delivered to the Grantee with respect to the Performance Share Units sufficient to satisfy the minimum withholding required with respect thereto or (iv) in a combination of such methods as irrevocably elected by the Grantee prior to the applicable tax due date with respect to the Performance Share Units. The net settlement of the Shares underlying the vesting Performance Share Units and the delivery of Shares previously owned are hereby specifically authorized alternatives for the satisfaction of the foregoing withholding obligation.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principle of law that could result in the application of the law of any other jurisdiction.

13. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, except as otherwise provided in Section 3(a) or Sections 15 or 16 of this Agreement regarding permitted unilateral action by the Committee or in Section 12(a) of the Plan related to amendments or alterations that do not adversely affect the rights of the Grantee in this Award.

14. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of this Agreement shall control. The Committee has the authority and discretion to determine any questions which arise in connection with the award of the Performance Share Units hereunder.

15. Compliance with Code Section 409A. It is the intention of the Company and Grantee that this Agreement not result in an unfavorable tax consequences to Grantee under Code Section 409A. Accordingly, Grantee consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Grantee a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Grantee. This paragraph does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.

16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Performance Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Plan and this Agreement.

17. No Right to Continued Employment. This Agreement shall not confer on the Grantee any right to be retained, in any position, as an employee, consultant or director of the Company.

18. Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and may be delivered by such method as may be permitted by the Company, and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address as shown in the records of the Company or to such other address as may be designated in writing (or by such other method approved by the Company) by either party.

19. Conflict. In the event of conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of this Agreement will govern and prevail.

20. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

21. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Performance Share Unit Agreement on the      day of             , 2012. By execution of this Performance Share Unit Agreement the Grantee acknowledges receipt of a copy of the Plan, and agrees to the terms and conditions of the Plan and this Agreement.

THE NASDAQ OMX GROUP, INC.

By:
Title:

[EMPLOYEE NAME]

Appendix A

Performance Goal for Performance Share Unit Grant

2012 Performance Period

This Appendix A to the Performance Share Unit Agreement sets forth the Performance Goal to be achieved and, depending upon the extent (if any) to which the Performance Goal is achieved, the number of whole and/or partial Shares, if any, which the Grantee shall have the right to receive with respect to each Performance Share Unit. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement and the Plan.

The sole Performance Goal shall be the Company’s 2012 Company Operating Income. “2012 Company Operating Income” means the operating income from continuing operations before income taxes for the Company’s 2012 fiscal year, calculated in accordance with generally accepted accounting principles in the United States, subject to adjustment to exclude from the calculation thereof all non-recurring and extraordinary charges and expenses (collectively, the “Non-Recurring Expenses”), with such Non-Recurring Expenses to be calculated in the Company’s Monthly Financial Workbook containing historical year-end information for the 2012 fiscal year.

The Committee will rely on the Company’s audited financial statements and related information for purposes of determining the amount, if any, of 2012 Company Operating Income.

Each Performance Share Unit shall, subject to the vesting provisions set forth in the Agreement, entitle the Grantee to 0.5 Shares for the achievement of “floor” 2012 Company Operating Income, 1.0 Share for the achievement of “target” 2012 Company Operating Income, and 1.5 Shares for the achievement of “maximum” 2012 Company Operating Income.

Table 1: Levels of Achievement of the Performance Goal

Below Threshold		Threshold Performance	Target Performance	Maximum Performance

	0%	50%	100%	150%

Less than $	696 million	$696 Million	$730.2-750.2 Million	$795 Million

The following table sets forth, subject to the vesting conditions set forth in the Agreement, the total number of Shares deliverable to the Grantee as a result of achievement of each such Performance Goal levels.

Table 2: Number of Shares Deliverable Upon Achievement

of Performance Goal

Threshold Performance	Target Performance	Maximum Performance

[MINIMUM]	[TARGET]	[MAXIMUM]

For 2012 Company Operating Income below the “floor” dollar level, no Shares shall be deliverable to the Grantee. For 2012 Company Operating Income between (i) the “floor” dollar level and the “target” dollar level or (ii) between the “target” dollar level and the “maximum” dollar level (as specified in Table 1, above), the number of whole and/or partial Shares deliverable with respect to each Performance Share Unit will be adjusted proportionately based on the level of achievement between the target and either the floor or the maximum.

All actions taken by the Committee pursuant to this Appendix A shall be final, conclusive and binding upon the Grantee, and all other persons, to the maximum extent permitted by law.